                               NETWORK EQUIPMENT
                                  TECHNOLOGIES

                               800 SAGINAW DRIVE
                         REDWOOD CITY, CALIFORNIA 94063

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                AUGUST 13, 1996

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Network Equipment Technologies, Inc. (the "Company"), a Delaware corporation, will be held on Tuesday, August 13, 1996, at 10:00 a.m., local time, at the principal offices of the Company, 800 Saginaw Drive, Redwood City, California, for the following purposes:

    1. To elect James K. Dutton as a Class III Director to serve for the term specified in the accompanying Proxy Statement and until his successor is elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending March 31, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on June 17, 1996, are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                          By order of the Board of Directors

                                          /s/ CRAIG M. GENTNER

                                          CRAIG M. GENTNER
                                          Secretary

Redwood City, California
June 21, 1996

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                               NETWORK EQUIPMENT
                                  TECHNOLOGIES

                               800 SAGINAW DRIVE
                         REDWOOD CITY, CALIFORNIA 94063

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                AUGUST 13, 1996

    The enclosed proxy is solicited by the Board of Directors of Network Equipment Technologies, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on August 13, 1996, and at any postponement or adjournment thereof (the "Annual Meeting") at the principal offices of the Company located at 800 Saginaw Drive, Redwood City, California 94063. Stockholders of record on June 17, 1996, will be entitled to notice of and to vote at the Annual Meeting.

    The Company intends to mail this Proxy Statement and accompanying proxy card (the "Proxy"), together with the Annual Report to stockholders on approximately June 21, 1996. On June 17, 1996, there were outstanding and entitled to vote 20,899,102 shares of Common Stock of the Company ("Common Stock").

VOTING

    By properly marking, dating, signing and returning the enclosed proxy card, the shares represented on the card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. In addition, abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

    Any person giving a proxy has the power to revoke it at any time before its exercise at the Annual Meeting. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 800 Saginaw Drive, Redwood City, California 94063, written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy and any additional soliciting material furnished to stockholders. The Company does not presently intend to solicit proxies other than by mail. The Company reserves the right to have an outside solicitor conduct the solicitation of proxies and to pay such solicitor for its services.

- --------------------------------------------------------------------------------

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

- --------------------------------------------------------------------------------

ELECTION OF DIRECTORS

    The Certificate of Incorporation of the Company provides for a classified Board of Directors. The Board is divided into three classes, designated Class I, Class II and Class III, whose respective current terms expire at the 1997, 1998, and 1996 Annual Meetings of Stockholders. The terms of Messrs. Francesconi and Gill as Class I Directors, and Messrs. Doll and Wolf as Class II Directors continue beyond the Annual Meeting. Pursuant to the retirement policy of the Board, Mr. Arnold and Mr. Vigilante are retiring as Class III directors as of the 1996 Annual Meeting. The Bylaws of the Company authorize the Board to consist of between five and eight directors, and authorize the Board to determine the exact number of directors within the specified limits. The number of directors is currently set at seven but will be reduced to five (5) immediately prior to the Annual Meeting.

    The nominee for Class III Director is Mr. Dutton. He has agreed to serve if elected, and management has no reason to believe that Mr. Dutton will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Dutton. The candidate receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Class III Director of the Company. The recipient of the highest number of votes will hold office until the 1999 Annual Meeting of Stockholders and until a successor, if any, is elected or appointed or until death, resignation or removal.

DIRECTORS

    Set forth below is information regarding the nominee for director, Mr. Dutton, and other Directors of the Company.

                                          CLASS AND
                             DIRECTOR     YEAR TERM
NAME OF NOMINEE        AGE    SINCE        EXPIRES
- ---------------------  ---   --------   --------------
James K. Dutton        63      1995     Class III-1999


                                          CLASS AND
                             DIRECTOR     YEAR TERM
NAME OF INCUMBENT      AGE    SINCE        EXPIRES
- ---------------------  ---   --------   --------------
John B. Arnold         73      1983     Class III-1996
Dixon R. Doll          53      1984     Class II-1998
Joseph J. Francesconi  53      1994     Class I-1997
Walter J. Gill         61      1991     Class I-1997
Frank S. Vigilante     66      1992     Class III-1996
Hans A. Wolf           67      1992     Class II-1998

    John B. Arnold has served as a Director of the Company since August 1983, and as Chairman of the Board since March 1994. From January 1, 1994, to March 9, 1994, he served as Acting Chief Executive Officer. He is retiring from the Board as of this year's Annual Meeting. He was Vice President of Harris Corporation from 1981 until his retirement in 1986.

    Dr. Dixon R. Doll has served as a Director of the Company since April 1984. He is actively engaged in venture capital activities as a private investor. Dr. Doll has served as Chairman of The DMW Group, an international strategic consulting firm, serving the computer and networking industries since January 1973.

From September 1985 to September 1994, Dr. Doll was a partner of Accel Partners, a venture capital firm. Dr. Doll holds a Master of Science and Ph.D. in electrical engineering from the University of Michigan. Dr. Doll is also a Director of Racotek, Inc., a public company.

    James K. Dutton has been a Director of the Company since October 1995. He is currently a consultant and private investor. From 1981 to May 1994 Mr. Dutton was a consultant to and President of Andor America Corporation. He was a Director at System Industries, Inc. from 1985 to July 1993, and served as Chairman of the Board from March 1992 to July 1993. He is currently a Director of Caere Corporation and ECCS, Inc., each a public company.

    Joseph J. Francesconi has served as a Director and as President and Chief Executive Officer since March 1994. From 1977 until he joined the Company, Mr. Francesconi served in a number of management capacities at Amdahl Corporation, a leading mainframe manufacturer, most recently as Executive Vice President. Prior to joining Amdahl Corporation, Mr. Francesconi spent 12 years with IBM Corporation.

    Walter J. Gill, a founder of the Company, has served as a Director since January 1991 and from May to August 1983. From 1983 until October 1994 he served as Vice President and Chief Technology Officer. He has also held several senior management positions, including Vice President and General Manager, Private Network Division, Chief Technical Officer from April 1987 to February 1988 and Vice President, Engineering from July 1983 until April 1987.

    Frank S. Vigilante has served as a Director of the Company since April 1992. Since his retirement from AT&T in February 1987, Mr. Vigilante has served as a telecommunications management consultant. Before his retirement, Mr. Vigilante served in various capacities with AT&T over a period of 29 years. He is retiring from the Board as of this year's Annual Meeting.

    Hans A. Wolf has served as a Director of the Company since August 1992. Mr. Wolf retired on December 31, 1992, as Vice Chairman of the Board of Syntex Corporation, a worldwide pharmaceutical company, and he retired from the Syntex Board in December 1993. He headed several of Syntex's business units and served as Chief Administrative Officer from 1975 until his retirement. Previously, Mr. Wolf spent 20 years at Texas Instruments where he held a number of positions, including Vice President and Treasurer.

STOCK OWNERSHIP OF FIVE PERCENT STOCKHOLDERS, DIRECTORS, AND OFFICERS

    The following table sets forth certain information, as of May 30, 1996, regarding ownership of the Company's Common Stock by (i) each director and nominee, (ii) each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

FIVE PERCENT STOCKHOLDERS,                                             APPROXIMATE
DIRECTORS, NAMED OFFICERS,                                            PERCENTAGE OF
AND ALL DIRECTORS AND                                NUMBER OF         OUTSTANDING
OFFICERS AS A GROUP                                   SHARES             SHARES
- --------------------------------------------------  -----------  -----------------------
Kopp Investment Advisors (1)......................   3,560,748                17%
6600 France Avenue South, #672
Edina, Minnesota 55435

RCM Capital Management (1)........................   1,914,200                 9%
4 Embarcadero Center
San Francisco, California 94111

AIM Capital Management (1)........................   1,211,176                 6%
11 Greenway Plaza #1919
Houston, Texas 77046

John B. Arnold (2)................................      30,663                 *

Roger A. Barney (3)...............................      28,179                 *

Dixon R. Doll (4).................................     139,795                 *

James K. Dutton...................................       4,000                 *

Joseph J. Francesconi (5).........................     163,541                 *

Craig M. Gentner (6)..............................      18,312                 *

Walter J. Gill (7)................................      82,500                 *

Raymond E. Peverell (8)...........................      31,666                 *

G. Michael Schumacher (9).........................       5,462                 *

Frank S. Vigilante (10)...........................      15,164                 *

Hans A. Wolf (11).................................      24,831                 *

All officers & directors as a group
(seventeen persons) (12)..........................     698,950                 3%

Identified  stockholders are "beneficial"  owners as defined  in Securities and Exchange
Commission regulations, except as noted in the notes.

 *  Represents less than 1% of the outstanding shares

 1/ This information is acquired from publicly available information filed with the Securities and Exchange Commission as of March 31, 1996. The Company has been advised that: Kopp Investment Advisors has shared dispositive power with respect to 3,443,748 of the shares, and sole dispositive and sole voting power with respect to 117,000 of the shares shown opposite its name; RCM Capital Management has sole voting and investment power with respect to 1,545,250 of the shares, and no investment power with respect to 368,950 of the shares shown opposite its name. AIM Capital Management has sole voting and investment power with respect to all of the shares shown opposite its name. The Company has not independently verified the accuracy of this information.

 2/  Includes  30,663 shares  issuable  within 60  days  of May  30,  1996, upon exercise of outstanding options.
 3/ Includes  22,778  shares issuable  within  60 days  of  May 30,  1996,  upon exercise of outstanding options.
 4/ Includes the following shares as to which Dr. Doll disclaims beneficial ownership: 200 shares owned by a son and 4,800 shares owned by International Synergies, Ltd., a corporation in which Dr. Doll has a beneficial interest. Includes 52,998 shares issuable within 60 days of May 30, 1996, upon exercise of outstanding options.
 5/ Includes  143,541 shares  issuable within  60  days of  May 30,  1996,  upon exercise of outstanding options.
 6/  Includes  10,312 shares  issuable  within 60  days  of May  30,  1996, upon exercise of outstanding options.
 7/ Includes 7,500 shares issuable within 60 days of May 30, 1996, upon exercise of outstanding options.
 8/ Includes  21,666  shares issuable  within  60 days  of  May 30,  1996,  upon exercise of outstanding options.
 9/ Includes 2,916 shares issuable within 60 days of May 30, 1996, upon exercise of outstanding options.
10/  Includes  13,164 shares  issuable  within 60  days  of May  30,  1996, upon exercise of outstanding options.
11/ Includes  24,331  shares issuable  within  60 days  of  May 30,  1996,  upon exercise of outstanding options.
12/ See notes (2) through (11) above. Includes 446,699 shares issuable within 60 days of May 30, 1996, upon exercise of outstanding options and 43,500 shares purchased under the 1988 Restricted Stock Award Plan that are unvested as of May 30, 1996.

BOARD COMMITTEES, MEETINGS, AND REMUNERATION

    Committees of the Board include the Audit and Compensation Committees, for which compensation is paid and stock options are granted to members, all of whom are non-employee directors. The other committees are the Finance and Nominating Committees, for which no compensation is paid and no stock options are granted to members. The Audit Committee consists of Messrs. Arnold, Doll and Wolf, and the Compensation Committee consists of Messrs. Doll, Dutton and Vigilante. The Finance Committee consists of Messrs. Dutton, Vigilante and Wolf, and the Nominating Committee consists of Messrs. Doll and Wolf.

    The functions of the Audit Committee include review with the independent accountants of the audit plan and results of each audit and review with management of the scope and quality of internal accounting and financial reporting controls in effect. The functions of the Compensation Committee include determining remuneration for senior officers and directors and the administration of the Company's stock plans. The functions of the Finance Committee include review of the Company's cash management and investment strategies. The functions of the Nominating Committee include establishment of criteria and procedures for the selection of new directors.

    During the fiscal year ended March 31, 1996, the Board of Directors held four meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, the Finance Committee held three meetings, and the Nominating Committee held one meeting in preparation for the Annual Meeting. Each director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which he served during the fiscal year. There are no family relationships among executive officers or directors of the Company.

    Each non-employee Board member receives $18,000 per year and $1,000 for attendance at each meeting of the Board and of any active standing committee of the Board for which compensation is paid and on which the director serves; committee chairmen receive a $2,000 fee for attending a meeting of such committee. Non-employee directors are eligible for reimbursement of expenses for attending meetings of the Board of Directors or any committees thereof. The Chairman of the Board receives $2,000 per Board Meeting and annually is granted an option for 4,000 shares of Common Stock under the Automatic Grant Program. In addition, until the Annual Meeting, the Chairman of the Board of Directors will receive $3,000 per month for services rendered. The Company entered into an Employment Agreement with Walter J. Gill in October of 1994. Mr. Gill will provide services to the Company as directed by the CEO for up to an average of twenty (20) hours per month. Mr. Gill will continue to receive employee medical, dental, group life and disability insurance coverages and his employee stock options will continue to vest. He will not accrue vacation, holiday, or sick leave. To October, 1996, Mr. Gill shall be compensated $7,000 per month, and will receive $3,500 per month from October, 1996, to October, 1999, but Mr. Gill will not receive either non-employee Board member compensation or stock options under the Automatic Grant Program during the term.

    Non-employee  directors are  also eligible  to participate  in the Automatic
Grant Program of the Company's 1993 Stock Option Plan, which authorizes the granting of options to non-employee members of the Board. At each Annual Meeting of Stockholders, each non-employee Board member who is first elected or re-elected at that meeting will automatically be granted an option to purchase 12,000 shares of Common Stock. A pro-rated number of shares will be awarded to each non-employee Board member who is first elected or appointed other than on the date of an Annual Meeting. In addition, the Chairman of the Board will receive an annual grant of 4,000 shares, and each non-employee Board member who serves on the Audit or the Compensation Committee will automatically be granted options to purchase 4,000 shares of Common Stock annually for each committee on which he or she serves. An additional annual option grant of 4,000 shares will be made to the Chairmen of the Audit and Compensation Committees. A pro-rated number of shares is awarded to each non-employee Board member who is first appointed to such committees or to such chairmanship other than on the date of an Annual Meeting. The option price per share for each automatic grant will be the fair market value per share of Common Stock on the date of grant, and the option price for purchased shares will be payable in cash or shares of Common Stock or through a cashless exercise procedure.

    Automatic option grants become exercisable as to one-third of the purchasable shares after one year and as to the remainder of the shares in monthly installments over the following twenty-four (24) months, provided the optionee remains a member of the Board. Automatic option grants to directors who have served for at least three (3) years as non-employee Board members and who are at least age 65 at the time of retirement from the Board continue to vest and remain exercisable until the expiration or sooner termination of the applicable option agreement. However, full and immediate vesting will occur upon a Corporate Transaction and Change in Control (as such terms are defined in the Option Plan). Also, each automatic option grant will be automatically cancelled upon the occurrence of a Hostile Take-Over (as defined in the Option Plan), whether or not the option is then exercisable; in return, the optionee will be entitled to a cash distribution as provided in the Option Plan.

    If a non-employee Board member or retiree dies, options vested at the time of death may subsequently be exercised by the personal representative of the optionee's estate or by the persons to whom such options are transferred by the optionee's will or by the laws of inheritance within twelve (12) months of the optionee's death.

    Pursuant to a policy adopted by the Board in 1992, non-employee directors first elected to the Board after the 1992 Annual Meeting must retire at age 72. All other non-employee directors must retire at age 75.

- --------------------------------------------------------------------------------

        PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

- --------------------------------------------------------------------------------

    The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending March 31, 1997. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

    Deloitte & Touche LLP has audited the Company's financial statements since inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    THE  BOARD  OF  DIRECTORS  RECOMMENDS THAT  THE  STOCKHOLDERS  VOTE  FOR THE
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 1997.

- --------------------------------------------------------------------------------

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

- --------------------------------------------------------------------------------

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and the Company's four (4) other most highly compensated executive officers ("corporate officers") for services rendered in all capacities to the Company for each of the last three (3) fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                                  LONG-TERM
                                                                                                             COMPENSATION AWARDS
                                                                            ANNUAL COMPENSATION           -------------------------
                                                                    -----------------------------------    RESTRICTED    SECURITIES
   NAME AND                                                         FISCAL                                   STOCK       UNDERLYING
PRINCIPAL POSITION                                                   YEAR    SALARY($)(1)    BONUS($)     AWARDS($)(2)   OPTIONS(#)
- ------------------------------------------------------------------  ------   ------------   -----------   ------------   ----------
Joseph J. Francesconi.............................................   1996    $389,305       $400,000        $464,800       80,000
  President and Chief                                                1995     344,615        486,700               0            0
  Executive Officer                                                  1994      18,846              0               0      225,000

Raymond E. Peverell...............................................   1996     224,240        180,000         232,400       20,000
  Senior Vice President,                                             1995     210,009        243,000               0            0
  Sales and Support                                                  1994     209,763         90,000               0       25,000

G. Michael Schumacher.............................................   1996     199,516        170,000               0            0
  Senior Vice President,                                             1995      34,615         25,000         119,325       35,000
  Engineering and Operations                                         1994           0              0               0            0

Craig M. Gentner..................................................   1996     199,506(3)     120,000(3)      185,920       15,000
  Senior Vice President,                                             1995     189,932        206,550               0            0
  Chief Financial Officer, and                                       1994     189,381         70,200               0       15,000
  Corporate Secretary

Roger A. Barney...................................................   1996     169,272        120,000         116,200       10,000
  Vice President, Human Resources                                    1995     155,112        120,390               0            0
  and Corporate Services                                             1994     148,046         58,700               0       19,000

- ---------
1/  Salary includes amounts deferred pursuant to the Company's 401(k) Plan.
2/   Shares awarded to  and purchased by individuals  under the Restricted Stock
    Award Plan may not be sold until they vest over periods of up to four years. All amounts listed in the table are calculated based on the closing price of the Company's Common Stock on the date of grant to each individual officer. As of March 31, 1996, the number of shares and value of Restricted Stock held, including unvested shares, is as follows: Mr. Francesconi held 20,000 shares, valued at $607,300.00; Mr. Peverell held 10,000 shares, valued at $303,650.00; Mr. Schumacher held 2,500 shares, valued at $75,912.50; Mr. Gentner held 8,000 shares, valued at $242,920.00; and Mr. Barney held 5,000 shares, valued at $151,825.00. All of the shares of Restricted Stock held as of March 31, 1996, were awarded in fiscal year 1996 (other than for an award of 5,000 shares in fiscal year 1995 to Mr. Schumacher), and vest as follows: for Mr. Schumacher 50% on each anniversary of the award date over two years, and for Messrs. Francesconi, Peverell, Gentner, and Barney, 25% on each anniversary of the award date over four years.
3/   Mr. Gentner's annual compensation includes  fifty percent (50%) of his cash compensation earned in calendar year 1996, receipt of which has been deferred by him until January of 1998 per the terms of the Officer Deferred Compensation Plan.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows all grants of options to the named corporate officers in fiscal year 1996 under the 1993 Stock Option Plan. Pursuant to SEC rules, the table also shows the value of options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                   INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
                   -------------------------------------------------                       VALUE AT ASSUMED
                                        PERCENT OF                                          ANNUAL RATES OF
                       NUMBER OF       TOTAL OPTIONS                                   STOCK PRICE APPRECIATION
                      SECURITIES        GRANTED TO      EXERCISE OR                         FOR OPTION TERM
                      UNDERLYING       EMPLOYEES IN     BASE PRICE    EXPIRATION   ---------------------------------
      NAME          OPTIONS GRANTED     FISCAL YEAR      ($/SHARE)       DATE          0%          5%         10%
- -----------------  -----------------  ---------------  -------------  -----------      ---      ---------  ---------
Francesconi......         80,000           8.7498%       $   23.25       4-18-05    $       0   $1,169,744 $2,964,360
Peverell.........         20,000           2.1874            23.25       4-18-05            0     292,436    741,090
Schumacher.......              0                0                0        --                0           0          0
Gentner..........         15,000           1.6405            23.25       4-18-05            0     219,327    555,817
Barney...........         10,000           1.0937            23.25       4-18-05            0     146,218    370,545

    The following table sets forth information concerning the exercise of options during fiscal year 1996 and unexercised options held as of the end of such year by the corporate officers of the Company named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                   AGGREGATE
                                 VALUE REALIZED      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                    SHARES       (SALE PRICE AT     UNDERLYING UNEXERCISED           IN-THE-MONEY
                   ACQUIRED      EXERCISE LESS      OPTIONS AT FY-END (#)       OPTIONS AT FY-END ($)
                  ON EXERCISE   EXERCISE PRICE)   --------------------------  --------------------------
     NAME             (#)             ($)         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ---------------  -------------  ----------------  -----------  -------------  -----------  -------------
Francesconi....            0                0        112,500       192,500     $2,545,312   $ 3,115,312
Peverell.......       20,000       $  436,775         13,125        41,875       278,781        604,218
Schumacher.....        8,750           90,781          1,458        24,791         9,479        161,145
Gentner........       65,000        1,588,625          5,625        19,375       118,984        209,140
Barney.........        6,000          140,275         19,278        17,208       424,852        227,713

                         COMPENSATION COMMITTEE REPORT

INTRODUCTION

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for the administration of the compensation programs for the Company's corporate officers. These programs have been designed to ensure that the compensation paid to the corporate officers is linked to both Company and individual performance. Accordingly, a substantial portion of the compensation paid to each officer is comprised of components based upon individual achievement and Company performance, such as operating profit, attainment of predetermined goals, and the improvement in the market price of the Company's stock. As such, it is the Committee's responsibility to set the base salaries and to approve the individual variable compensation and incentive awards to such officers during the year. In addition, the Committee administers the Company's 1993 Stock Option Plan and Related Plans.

    For fiscal year 1996, the Committee approved the compensation payable to Mr. Francesconi, President and Chief Executive Officer. The base salary and incentive compensation of the Company's executives, other than CEO compensation, are established by the CEO with the assistance of the Company's human resources staff and an independent consultant and are subject to approval by the Committee.

COMPENSATION PHILOSOPHY

    Under the supervision of the Committee, the Company implements a compensation philosophy which is designed to attract and retain qualified corporate officers critical to the Company's success and to provide such executives with performance-based incentives tied to the profitability of the Company and stockholder value. Under this philosophy, as an officer's level of responsibility and accountability within the Company increases over time, base salary is intended to become proportionately less significant and a greater portion of the officer's compensation is intended to be dependent upon the Company's performance, the individual's contribution to the success of the Company as measured by individual performance, and stock price appreciation. Accordingly, each officer's compensation package is comprised of three fundamental elements: (i) base salary which reflects individual responsibilities and expertise; (ii) annual and long-term variable performance awards payable in cash and tied to the individual's and the Company's performance and achievement of certain goals; and (iii) long-term stock-based incentive awards, which strengthen the mutuality of interests between the officer and the Company's stockholders.

COMPENSATION PRINCIPLES

    The design and implementation of the Company's executive compensation programs is based on a series of guiding principles derived from Company values, business strategy and management requirements. These principles can be summarized as follows:

    - Attract and retain key executives essential to the long-term success of the Company;

    - Reward executives for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company;

    - Provide direct linkage between the compensation payable to executives and the attainment by the executives and the Company of annual and long-term objectives and financial goals and targets;

    - Emphasize reward for performance at the individual, team and corporate levels.

COMPENSATION FACTORS

    Several important factors which were considered in establishing the components of each officer's compensation for fiscal year 1996 are summarized below. In setting officer compensation for future fiscal years, additional factors may also be taken into account and the Committee may in its discretion apply entirely different factors, particularly different measures of individual and company performance. All compensation decisions are designed to further the Company's compensation philosophy described above.

    An integral part of the data and analysis the CEO and the Committee use in determining how to implement the overall compensation philosophy is provided by independent compensation surveys and consultants. These sources focus primarily on Silicon Valley companies that are either similar to the Company in size and business complexity or that compete with the Company in the recruitment and retention of senior personnel.

    BASE SALARY. At the time an officer is first hired and annually thereafter, base compensation is established primarily based on competitive market rates through comparisons with companies of similar size and complexity. The base salary level for corporate officers is generally at the fiftieth (50th) percentile level determined for such individuals on the basis of the external salary data provided the Committee by the independent compensation surveys. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the companies that the Company would use in a comparison for stockholder returns. Therefore, the compensation comparison group is not the same as the industry group index in the STOCK PERFORMANCE GRAPH, on page 13.

    VARIABLE COMPENSATION. The Company's officers and all employees are eligible to participate in the Company's annual Variable Compensation Plan. Officers also participate in a Long-Term Variable Compensation Plan. Awards to officers under these plans are based primarily on achievement of financial and individual performance objectives which support the Company's goals. Individual objectives typically include elements of leadership, financial and personnel management, innovation and planning. Each officer's individual performance is measured against objectives established early in the fiscal year. During the year these objectives are reviewed periodically and are modified or new objectives are established if it is determined by the CEO or the Committee that to do so is in the Company's interest. The weight assigned to each objective and performance related to that objective varies from individual to individual.
Potential and actual awards to officers of the Company under these plans are intended to be consistent with awards made by companies of similar size and complexity to the Company. Actual awards are subject to decrease or increase on the basis of the Company's core business performance and the individual's performance and at the discretion of the Committee. In fiscal year 1996, corporate officers were eligible for receipt of Variable Compensation payouts early in fiscal year 1997 of between 0% and 80% to 110% of base salary (depending on the officer's level) and long-term variable compensation awards of up to half of the variable compensation payout actually received by the individual officer. Variable compensation payouts with respect to fiscal year 1996 were based on Company performance as well as individual performance against their objectives. Provided the officer remains an employee of the Company or one of its subsidiaries, long-term variable compensation will be paid to the officer in four equal annual installments commencing the year after its award. The Company's performance for fiscal year 1996 was measured on the basis of operating income goals, which goals were exceeded. The Company's performance was factored into variable compensation payouts and long-term variable compensation awards to individual officers.

LONG-TERM INCENTIVES

    Long-term incentives are provided primarily through annual option grants, as well as by supplemental option grants and restricted stock awards. These incentives are intended to motivate the officer to improve long-term Company performance. All options currently outstanding were granted with an exercise price equal to the market price on the grant date and will be of no value unless the market price of the Company's Common Stock has appreciated since the grant date, thereby aligning that portion of the officer's compensation with the return realized by stockholders.

    STOCK OPTIONS. The Company has adopted the 1993 Stock Option Plan and 1988 Restricted Stock Award Plan to provide corporate officers and other key employees with incentives to maximize long-term stockholder values. Awards under the 1993 Stock Option Plan can take the form of stock options and stock appreciation rights, and awards under the 1988 Restricted Stock Award Plan take the form of restricted stock, all of which are designed to give the recipient a significant equity stake in the Company and thereby closely align their interest with those of the Company's stockholders. In addition to linking officer compensation directly to stockholder value, the Committee believes that stock options and restricted stock awards, through staged vesting provisions, perform an important role in motivating and retaining key executives. The Committee has established general guidelines for making option grants to corporate officers based upon the individual's position with the Company and their existing holdings of vested and unvested options. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each officer as circumstances warrant.

    RESTRICTED STOCK. Awards of restricted stock are not made by reference to formulas or guidelines. They are provided to promote long-term stockholder value and retention of key executives, solely at the Committee's discretion. Restricted stock is therefore awarded only under limited circumstances, such as to recognize a significant contribution to the Company's long-term performance, to provide an incentive to achieve performance objectives, or in connection with a significant promotion. The vesting schedules for restricted stock awards are tailored to meet the particular purposes of the awards, and therefore may be different from the more uniform vesting schedules utilized for stock option grants.

CEO COMPENSATION

    Joseph J. Francesconi was appointed President, Chief Executive Officer and a Director of the Company as of March 9, 1994. As noted above, Mr. Francesconi's salary in fiscal year 1996 was $389,305 and he received $400,000 in variable compensation. Under the Long-term Variable Compensation Program Mr. Francesconi will be eligible to receive a total of $200,000, to be paid in four equal annual installments commencing in 1997. Also in fiscal year 1996 he was awarded an option to purchase 80,000 shares of common stock and was awarded 20,000 shares of restricted stock, with both awards vesting over a four year period. In structuring the compensation, independent compensation advice was obtained. The Company's performance in fiscal year 1996 exceeded revenue, profitability, cash generation and other goals. In October of 1995, Mr. Francesconi entered into an agreement with the Company that provides that in the event of his termination resulting from a Corporate Transaction, Change of Control or Hostile Take-Over (as those terms are defined in the 1993 Stock Option Plan, collectively referred to in this Agreement as "Change of Control") or from involuntary termination for reasons other than cause, the Company will provide severance benefits as follows: one year of base salary continuance; one year of variable compensation at the mid-point of the range; medical, dental, life and disability insurance and continued vesting of stock options and restricted stock during salary continuance (vesting of options and restricted stock shall accelerate if termination is in conjunction with a Change of Control). In order to receive the foregoing severance benefits, Mr. Francesconi has agreed to execute the Company's release and non-competition agreement at the time of any such termination.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    The cash compensation to be paid to each of the Company's corporate officers for fiscal year 1996 is not expected to exceed the $1 million limit on the tax deductibility of such compensation imposed under federal tax legislation enacted in 1993. In addition, any compensation deemed paid to an officer upon the exercise of an outstanding option under the 1993 Stock Option Plan or the 1988 Restricted Stock Award Program is intended to qualify as performance-based
compensation  and  not  be  subject  to   the  $1  million  limitation  on   tax
deductibility.

    We conclude our report with the acknowledgment that no member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                          Compensation Committee

                                          Dixon R. Doll, chairman
                                          James K. Dutton
                                          Frank S. Vigilante

STOCK PERFORMANCE GRAPH

    The graph depicted below shows the Company's stock price as an index assuming $100 invested over the five (5) year period beginning on April 1, 1991, along with the composite prices of companies listed in the S&P 500 Index and H&Q Technology Index.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS AMONG NETWORK EQUIPMENT TECHNOLOGIES, INC., S&P 500 INDEX &
                              H&Q TECHNOLOGY INDEX

                                [CHART]

                                      Mar 91       Mar 92       Mar 93       Mar 94       Mar 95       Mar 96
NETWORK EQUIPMENT TECH INC.          $     100    $     172    $      75    $     105    $     317    $     380
S & P 500                            $     100    $     108    $     120    $     119    $     130    $     171
H&Q TECHNOLOGY INDEX                 $     100    $     118    $     129    $     144    $     185    $     254

       Assumes $100 invested on 3/29/91 in Network Equipment Technologies stock, the S&P 500 Index, and the H&Q Technology Industry Index. Assumes reinvestment of all dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

EMPLOYMENT CONTRACTS

    The Company's Employment Agreement with Mr. Francesconi is described above in the Compensation Committee Report. Each of the Company's other corporate officers named in the Summary Compensation Table (Messrs. Barney, Gentner, Peverell, and Schumacher) entered into substantially identical agreements.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent (10%) of the Common Stock are required to report initial ownership of the Common Stock and any subsequent changes in ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their fiscal year 1996 transactions, and (ii) the written representations received from one or more of such persons, the Company has concluded that none of the Company's Directors or Executive Officers failed to file timely Forms 4 or Forms 5 regarding changes in ownership.

- --------------------------------------------------------------------------------

                                 OTHER BUSINESS

- --------------------------------------------------------------------------------

    The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy Card to vote the shares represented thereby on such matters in accordance with their best judgment.

- --------------------------------------------------------------------------------

                             STOCKHOLDER PROPOSALS

- --------------------------------------------------------------------------------

    Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1997 must be received by the Company no later than February 20, 1997, in order to be included, if appropriate, in the Proxy Statement and Proxy relating to that meeting.

    In addition, pursuant to the Company's bylaws, in order for any stockholder to propose any business (including nominations for director) at an annual meeting, such stockholder is required to provide the Company with advance written notice at least sixty (60) days prior to such meeting (no later than June 13, 1997, with respect to the Annual Meeting to be held August 12, 1997). The notice must contain certain information regarding such stockholder (and any nominee for director), any arrangements between the stockholder and the nominee, and any other information regarding such nominee or each matter of business proposed by the stockholder that would be required to be disclosed in a proxy statement filed with the Securities and Exchange Commission for solicitations of proxies to approve such proposed business.

    Any such proposals or notices should be directed to the attention of the Secretary, Network Equipment Technologies, Inc., 800 Saginaw Drive, Redwood City, California 94063.

                                          By order of the Board of Directors

                                          /s/ CRAIG M. GENTNER

                                          CRAIG M. GENTNER
                                          Secretary

June 21, 1996

PROXY                NETWORK EQUIPMENT TECHNOLOGIES, INC.                PROXY
                 800 Saginaw Drive, Redwood City, CA 94063
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    NETWORK EQUIPMENT TECHNOLOGIES, INC.


The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and appoints Joseph J. Francesconi and Craig M. Gentner and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Network Equipment Technologies, Inc. (the "Company") held of record by the undersigned on June 17, 1996, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held August 13, 1996, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth below.

1. To elect James K. Dutton as a Director to serve until the 1999 Annual Meeting of Stockholders and until his successors is elected and qualified.

    James K. Dutton        / / FOR           / / WITHHOLD AUTHORITY TO VOTE

2. To ratify the Board of Director's selection of Deloitte & Touche to serve as the Company's independent accountants for the fiscal year ending
    March 31, 1997.

    / / FOR                / / AGAINST       / / ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


                    (PLEASE DATE AND SIGN ON REVERSE SIDE)

This Proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR THE PROPOSALS IF NO SPECIFICATION IS MADE.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.


                                       Dated:                            , 1996
                                             ----------------------------


                                       ---------------------------------------
                                                      Signature


                                       ---------------------------------------
                                                Signature if held jointly


             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE